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                                                                 Exhibit (a)(13)

                 LUFTHANSA TECHNIK AG COMPLETES TENDER OFFER FOR
                         HAWKER PACIFIC AEROSPACE SHARES

HAMBURG, GERMANY - April 9, 2002 - Lufthansa Technik AG and LHT Acquisition Corporation announced today the expiration of the offer period for their cash tender offer to acquire the issued and outstanding shares of common stock of Hawker Pacific Aerospace that Lufthansa Technik AG does not already own. Prior to the commencement of the offer, Lufthansa Technik AG owned approximately 72.7% of Hawker Pacific Aerospace shares on a fully diluted basis. The offer period expired on Friday, April 5, 2002, at 12:00 midnight, New York City time.

         According to information received from the depositary, as of the expiration of the offer period, shareholders had validly tendered and not withdrawn 2,443,134 Hawker Pacific Aerospace shares (including 21,865 shares that were guaranteed to be delivered). The offer also included common shares issuable upon the exercise of options to purchase common shares. Option holders exercised options to purchase 47,000 shares before the expiration of the offer. Together with the shares already owned by Lufthansa Technik AG, the shares being acquired pursuant to the offer will give Lufthansa Technik AG and LHT Acquisition Corporation a combined ownership of approximately 96.5% of the outstanding shares of Hawker Pacific Aerospace on a fully diluted basis.

         LHT Acquisition Corporation accepted for payment all shares validly tendered and not withdrawn, and LHT Acquisition Corporation will promptly pay the offer price of $3.25 per share for such shares, less any applicable withholding taxes. LHT Acquisition Corporation will also promptly pay those who exercised their options the difference between the offer price per share and the exercise price per share, less any applicable withholding taxes.

ABOUT HAWKER PACIFIC AEROSPACE

         Hawker Pacific Aerospace is a leading provider of landing gear maintenance services. The Company repairs and overhauls aircraft and helicopter landing gear, hydromechanical components, wheels, brakes and braking systems for a diverse international customer base, including major commercial airlines, air cargo operators, domestic government agencies, aircraft leasing companies, aircraft parts distributors and OEMs. The Company's common stock currently trades on the NASDAQ National Market(R) under the symbol HPAC. For more information, visit Hawker Pacific Aerospace's website at www.hawker.com.

ABOUT LHT ACQUISITION CORPORATION

         LHT Acquisition Corporation is a new company formed by Lufthansa Technik AG in connection with the tender offer to acquire all the issued and outstanding shares of common stock of Hawker Pacific Aerospace. It is a wholly-owned subsidiary of Lufthansa Technik AG.

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ABOUT LUFTHANSA TECHNIK AG

         Lufthansa Technik AG, with its 21,000 employees worldwide, is one of the world's leading providers of technical services. Its clientele includes more than 300 airlines and miscellaneous operators of commercial aircraft. Its array of services encompasses maintenance and overhaul on a job-by-job basis, as well as complete servicing of entire aircraft fleets, plus technical development and design. With the premium product Total Technical Support TTS(R), Lufthansa Technik offers a package which ranges all the way from line maintenance to general overhauls, from the stocking of materials and parts to the training of personnel. For more information, visit Lufthansa Technik's website at www.lufthansa-technik.com.

         CERTAIN OF THE STATEMENTS CONTAINED IN THIS ANNOUNCEMENT MAY BE DEEMED FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND ARE SUBJECT TO UNCERTAINTY AND CHANGES IN CIRCUMSTANCES. ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THE EXPECTATIONS CONTAINED IN ANY FORWARD-LOOKING STATEMENTS.

Contact:

            Thomas Erich
            Press and Public Relations Department
            Lufthansa Technik AG
            Tel.: +49 40 / 5070 3667
            Fax: +49 40 / 5070 8534
            E-Mail: Press.PR@lht.dlh.de